UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2010

U.S. Aerospace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-09459	06-1034587
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9831 Romandel Ave.
Santa Fe Springs, California 90670
(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 906-8455

(Former name or former address, if changed since last report.)

Item 2.01  Completion of Acquisition or Disposition of Assets

Our current report on Form 8-K dated July 1, 2010 and filed July 2, 2010 erroneously stated that each share of our Series E Convertible Preferred Stock is convertible into 100 shares of our common stock, rather than 500 shares which is correct.  On July 1, 2010, we entered into an Agreement and Plan of Merger, pursuant to which we agreed to issue to American Defense Investments, LLC 255,862 shares and TUSA Acquisition Corporation 127,931 shares, for an aggregate of 383,793 shares of Series E Convertible Preferred Stock, rather than the numbers erroneously reported in our prior current report.

Item 8.01  Other Events

On July 9, 2010, we submitted a response to the Request for Proposal from the U.S. Air Force for the KC-X Tanker Modernization Program.

Since the U.S. Air Force denied our request for an extension of the bidding deadline on July 8, 2010, we bid only one model of aircraft, the AN-112KC.  Our plan is that the aircraft components will be built by Antonov Company in Ukraine, with final assembly by us in the United States.

We undertake no obligation to update any information or forward looking statements except to the extent required by applicable law.

Risk Factors

In addition to the risk factors set forth in our most recent annual report, recent developments have resulted in further risks, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we currently believe are immaterial, may also harm our business and operations. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this report.

Our response to the KC-X Tanker Modernization Program request for proposal may be rejected or disqualified by the U.S. Air Force.

The U.S. Air Force denied our request for an extension of the deadline to submit a response to the request for proposal (RFP) for the KC-X Tanker Modernization Program, resulting in a significantly more rushed process than we desired, and substantially hindering our ability to submit a full and complete bid package.  The Air Force may find that our proposal does not meet all mandatory RFP requirements, that we do not have qualified subcontractors and teaming partners, that we are not a capable and responsible contractor, that we have not obtained or processed the classified information that is needed to prepare a proposal, that we have not demonstrated that the company has the facility and personnel clearances that are prerequisites to receiving, handling and storing classified information, and that our failure to meet the proposal submittal deadline was attributable to our failure to act diligently and promptly.  In addition, the Air Force may determine that Antonov Company is not an acceptable subcontractor, that required teaming agreements have not been entered into, and that using a Ukranian commercial aircraft as the basis for a KC-X tanker proposal is unacceptable, that the aircraft we have bid is too new or is not adequately designed, manufactured or certified, or that adequate documentation, data and information have not been provided in support of the bid.  For any or all of these reasons, the Air Force may not select our bid, may disqualify our bid, or may refuse to consider it on the merits, or at all.  The Air Force has broad discretion in interpreting the requirements of the RFP.  Contesting any negative determination would be time consuming, difficult and expensive, with uncertain results, and even attempting such a challenge may exceed our limited resources.  If we were successful in the bid, other bidders could challenge the process, our capabilities, or the adequacy of our submissions, which might also result in a denial or disqualification of our bid.  If our bid is denied or disqualified for any reason, it would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on Antonov to supply the AN-112KC aircraft and components, and information necessary for our RFP response.

We are dependent upon Antonov Company in Kiev, Ukraine to supply the AN-112KC aircraft and components for  our RFP response, and to supply the information necessary for the bid process.  Designing and manufacturing new aircraft, or modifying existing aircraft to meet new requirements, is time consuming, difficult and expensive, with uncertain results.  We cannot give any assurance that the information supplied by Antonov will be adequate or sufficient to meet the RFP requirements, or that Antonov will timely deliver the planes if our bid is successful.  If Antonov fails to perform for any reason, we would likely be unable to win the bid or supply the planes if selected, which would have a material adverse effect on our business, results of operations and financial condition.

We face competition from companies which may have greater resources or better technologies than we do.

Two large, established, well funded, aerospace corporations, The Boeing Company and The European Aeronautic Defense and Space Company N.V. (EADS), are bidding on the RFP utilizing existing wide body commercial airliners as the basis for their KC-X tanker proposals.  Both designs are advanced and well developed, and both companies have invested considerable resources into designing their tankers and in preparing their responses to the RFP.  Both companies spent substantially more time, money and effort preparing their RFP responses than we did, and it is highly likely that their responses will be significantly more thorough, detailed and compliant than our response.  In addition, both companies have devoted substantial effort to political lobbying with legislators and the Department of Defense, and developing close relationships with industry experts and members of the press.  These advantages may prove insurmountable, and it may be impossible for us to compete with their proposals, or even to submit a response deemed minimally acceptable by the U.S. Air Force.  If any of these were the case, we could be unsuccessful in our efforts to obtain the bid, which would have a material adverse effect on our business, results of operations and financial condition.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

No.                            Description                                                                                          ;

99.1                           July 1, 2010 letter from U.S. Aerospace, Inc. to U.S. Secretary of Defense

99.2                           July 7, 2010 letter from Antonov Company to U.S. Secretary of Defense

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. AEROSPACE, INC.

Date: July 9, 2010	By:	/s/ DAVID DUQUETTE
David Duquette Chief Executive Officer